Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:58 AM 05/24/2004
FILED 08:47 AM 05/24/2004
SRV 040378846 – 2694322 FILE

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
AMERICA WEST HOLDINGS CORPORATION

     AMERICA WEST HOLDINGS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

     FIRST: The name of the corporation is America West Holdings Corporation.

     SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is December 13, 1996.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

     The first paragraph of Article Four of the Corporation’s Certificate of Incorporation shall be amended to read in its entirety as follows:

“FOURTH

AUTHORIZED CAPITAL

     The total number of shares of all classes of stock which this Corporation shall have authority to issue is 250,000,000 shares, of which 1,200,000 shares shall be Class A Common Stock (“Class A Common Stock”) with the par value of $0.01 per share, 200,000,000 shares shall be Class B Common Stock (“Class B Common Stock”) with the par value of $0.01 per share, and 48,800,000 shares shall be preferred stock (“Preferred Stock”) with the par value of $0.01 per share.”

     FOURTH: Thereafter pursuant to a resolution of the Board of Directors, such amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Company Law of the State of Delaware.

     IN WITNESS WHEREOF, AMERICA WEST HOLDINGS CORPORATION has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its Chief Financial Officer and attested to by its Secretary this 20th day of May, 2004.

AMERICA WEST HOLDINGS CORPORATION

	By:	/s/ Derek J. Kerr

Derek J. Kerr, Chief Financial Officer

ATTEST:

/s/ Patricia A. Penwell

Patricia A Penwell, Secretary